As filed with the Securities and Exchange Commission on November 19, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Novartis AG

(Exact name of registrant as specified in its charter)

Switzerland	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Lichtstrasse 35

CH-4056 Basel, Switzerland

(Address of principal executive offices)

Novartis AG Long Term Incentive Plan

Novartis AG Deferred Share Bonus Plan

Novartis Corporation 2011 Stock Incentive Plan for North American Employees

(Full title of the plan)

Shannon Thyme Klinger

Chief Legal Officer

Novartis AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

(Name and address of agent for service)

+41 61 324 1111

(Telephone number, including area code, of agent for service)

Copy to:

G. Scott Lesmes

David M. Lynn

Morrison & Foerster LLP

2000 Pennsylvania Avenue NW

Washington, D.C. 20006

(202) 887-1563

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee (4)
Ordinary Shares of Novartis AG, nominal value CHF 0.50 per share (1)	10,000,000	$85.91	$859,100,000	$93,727.81
Ordinary Shares of Novartis AG, nominal value CHF 0.50 per share (1)	1,200,000	$85.91	$103,092,000	$11,247.34
Ordinary Shares of Novartis AG, nominal value CHF 0.50 per share (1)	41,000,000	$85.91	$3,522,310,000	$384,284.02
Total	52,200,000			$489,259.17

(1) The ordinary shares of Novartis AG, nominal value CHF 0.50 per share (“Novartis Shares”) will be represented by American Depositary Shares of Novartis AG (“Novartis ADSs”), each of which currently represents one Novartis Share. A separate registration statement on Form F-6 (333-198623) has been filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2014 for the registration of Novartis ADSs evidenced by American Depositary Receipts issuable upon deposit of the Novartis Shares.

(2) The aggregate number of Novartis Shares being registered represents the sum of 10,000,000 Novartis Shares being registered under the Novartis AG Long Term Incentive Plan, 1,200,000 Novartis Shares being registered under the Novartis AG Deferred Share Bonus Plan and 41,000,000 Novartis Shares being registered under the Novartis Corporation 2011 Stock Incentive Plan for North American Employees. The Novartis Shares are represented by a like number of Novartis ADSs.

(3) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered also includes an indeterminate number of Novartis Shares, which may be issuable under the plans as a result of variations in share capital, share splits, share dividends or similar transactions.

(4)  Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee, based upon the average of the high and low price for the Novartis ADSs on the New York Stock Exchange on November 13, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with or furnished to the Commission by Novartis AG (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof:

(a) Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on January 29, 2020;

(b) The descriptions of the Novartis Shares contained in Items 6.C, 9.A and 10.B of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on January 29, 2020; and

(c) All other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2019, including any reports on Form 6-K, including without limitation its Reports on Form 6-K furnished on April 28, 2020 relating to the First Quarter Financial Report and Condensed Interim Financial Report – Supplementary Data; July 21, 2020 relating to the Second Quarter and Half Year Financial Report and Condensed Interim Financial Report – Supplementary Data; and October 27, 2020 relating to the Third Quarter Financial Report and Condensed Interim Financial Report – Supplementary Data.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and reports on Form 6-K furnished to the Commission subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Swiss law, directors and senior officers acting in violation of their statutory duties—whether dealing with bona fide third parties or performing any other acts on behalf of the corporation—may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as the executive committee, the board of directors is not vicariously liable for the acts of the members of the executive committee. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive committee members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation's business purpose.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or willful misconduct), including attorney's fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

Registrant’s articles of incorporation do not contain provisions regarding the indemnification of directors and officers but according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him or her in the execution of his or her duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

Registrant currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain of its subsidiaries.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.	EXHIBITS

Exhibit Number	Exhibit
4.1	Articles of Incorporation of Novartis AG, as amended February 28, 2020 (English translation)

4.2	Regulations of the Board of Directors, the Board Committees and the Executive Committee of Novartis AG, effective February 1, 2020

4.3	Amended and Restated Deposit Agreement, dated as of May 11, 2000 among Novartis AG, JPMorgan Chase Bank (fka Morgan Guaranty Trust Company of New York), as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 1 to Novartis AG’s registration statement on Form F-6 (File No. 333-11758) as filed with the Commission on September 8, 2000)

4.4	Amendment No. 1 to the Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 1 to Novartis AG’s registration statement on Form F-6 (File No. 333-11758) as filed with the Commission on September 8, 2000)

4.5	Amendment No. 2 to the Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a)(3) to Novartis AG’s registration statement on Form F-6 (File No. 333-13446) as filed with the Commission on May 7, 2001)

4.6	Restricted Issuance Agreement, dated as of January 11, 2002, among Novartis AG, JPMorgan Chase Bank, as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4 to Novartis AG’s registration statement on Form F-3 (File No. 333-81862) as filed with the Commission on January 31, 2002)

4.7	Letter Agreement, dated December 14, 2007, between Novartis AG and JPMorgan Chase Bank, as depositary (incorporated by reference to Exhibit 2.4 to Novartis AG’s Annual Report on Form 20-F for the year ended on December 31, 2007 as filed with the Commission on January 28, 2008)

4.8	Form of American Depositary Receipt (incorporated by reference to Exhibit (a)(7) to the Registration Statement on Form F-6 (File No. 333-198623) as filed with the Commission on September 8, 2014)

4.9	Novartis AG Long Term Incentive Plan, adopted on January 22, 2014, and amended and restated on October 22, 2020

4.10	Novartis AG Deferred Share Bonus Plan, adopted on January 22, 2014, and amended and restated on October 22, 2020

4.11	Novartis Corporation 2011 Stock Incentive Plan for North American Employees, adopted on November 11, 2010, and amended and restated on October 24, 2020

5.1	Opinion of Bär & Karrer AG

23.1	Consent of Independent Auditors - PricewaterhouseCoopers AG

24	Powers of Attorney (included on signature pages)

Item 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basel, Switzerland on November 19, 2020.

NOVARTIS AG

By:	/s/ Harry Kirsch
Name: Harry Kirsch
Title: Chief Financial Officer

By:	/s/ Shannon Thyme Klinger
Name: Shannon Thyme Klinger
Title: Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry Kirsch, Shannon Thyme Klinger, Daniel Weiss, Christian Rehm, and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of November, 2020.

SIGNATURE	TITLE

/s/ Vasant Narasimhan, M.D.	Chief Executive Officer
Vasant Narasimhan, M.D.	(principal executive officer)

/s/ Harry Kirsch	Chief Financial Officer
Harry Kirsch	(principal financial and accounting officer)

/s/ Joerg Reinhardt, Ph.D.	Chairman of the Board of Directors
Joerg Reinhardt, Ph.D.

/s/ Enrico Vanni, Ph.D.	Vice-Chairman of the Board of Directors
Enrico Vanni, Ph.D.

/s/ Nancy C. Andrews, M.D., Ph.D.	Director
Nancy C. Andrews, M.D. Ph.D.

/s/ Ton Buechner	Director
Ton Buechner

/s/ Patrice Bula	Director
Patrice Bula

/s/ Srikant Datar, Ph.D.	Director
Srikant Datar, Ph.D.

/s/ Elizabeth Doherty	Director
Elizabeth Doherty

/s/ Ann Fudge	Director
Ann Fudge

/s/ Bridgette Heller	Director
Bridgette Heller

/s/ Frans van Houten	Director
Frans van Houten

/s/ Simon Moroney, D.Phil.	Director
Simon Moroney, D.Phil.

/s/ Andreas von Planta, Ph.D.	Director
Andreas von Planta, Ph.D.

/s/ Charles L. Sawyers, M.D.	Director
Charles L. Sawyers, M.D.

/s/ William T. Winters	Director
William T. Winters

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in East Hanover, New Jersey on November 19, 2020.

/s/ David C. Hellmuth
David C. Hellmuth